Exhibit 99.1

CCC Information Services Group Inc. Reports EPS of $0.31 for the Second Quarter

CHICAGO, July 20, 2005 - CCC Information Services Group Inc. (Nasdaq: CCCG) today reported net income of $5.5 million, or $0.31 per diluted share, for the second quarter ending June 30, 2005, compared to net income of $5.3 million, or $0.19 per diluted share for the same quarter in 2004. Net income and earnings per share for 2005 reflect the impact of the company’s September 2004 self-tender transaction.

Revenue for the second quarter was $50.7 million, compared to $49.5 million for the same quarter in 2004. Operating income was $11.3 million for the quarter compared to $8.6 million for the second quarter in 2004. Operating margin was 22.2 percent, compared to 17.5 percent for the same quarter in 2004. Operating income for this year’s second quarter included non-cash stock compensation expense of $0.7 million. The 2004 results include pre-tax charges of $0.9 million for restructuring, and $0.8 million related to additional 401(k) plan expenses.

“The year is progressing as planned,” said Githesh Ramamurthy, Chairman and Chief Executive Officer. “We successfully completed several new customer implementations during the quarter, and based on June results, we expect stronger revenue and earnings growth in the second half of the year.”

For the six months ended June 30, 2005 the company reported net income of $10.9 million, or $0.63 per diluted share. This compares to reported net income and earnings per share for the first six months of 2004 of $11.6 million and $0.41 per share, respectively. Revenue and operating income for the six months ended June 30, 2005 were $100.5 million and $22.4 million, respectively, compared to $99.1 million and $18.6 million for the prior year. Net income and earnings per share for 2005 reflect the impact of the company’s September 2004 self-tender transaction.

Second Quarter Revenue and Expense Highlights

The product portfolio revenues for the second quarter, including a comparison to the same quarter of 2004, are as follows:

($ in 000’s)

Portfolio	Q1 2005	Q2 2005	Q2 2004	% Change vs. Prior Year
CCC Pathways	$31,486	$31,992	$31,255	2.4%
CCC Valuescope	10,495	10,274	10,161	1.1%
Workflow	6,655	7,325	6,541	12.0%
Information Services Products	517	586	504	16.3%
Other	568	564	1,012	(44.3)%
Total	$49,721	$50,741	$49,473	2.6%

Key revenue drivers for the second quarter, compared to the same quarter of 2004, are as follows:

•
The CCC Pathways and Workflow portfolios grew due to the completion of implementations of new insurance customers for CCC Pathways®, Recycled Parts Service, and CCC Autoverse®. CCC Autoverse gained nine new customers in the quarter bringing total customers using this workflow product to forty-six.

•	Other revenue was down due to the completion of the planned phase out of the CARS® service in the third quarter of 2004, as well as a decrease in certain project-related revenue.

Operating expenses for the second quarter, compared to the same quarter of 2004, are as follows:

($ in 000’s)

	Q1 2005	Q2 2005	Q2 2004	% Change vs. Prior Year
Production and Customer Support	$8,334	$8,655	$7,807	10.9%
Commissions, Royalties and Licenses	3,364	3,325	3,145	5.7%
Selling, General, and Administrative	17,689	18,507	19,105	(3.1)%
Depreciation and Amortization	1,978	2,052	1,805	13.7%
Product Development and Programming	7,196	6,936	8,089	(14.3)%
Restructuring Charges	-	-	886
Total Operating Expenses	$38,561	$39,475	$40,837	(3.3)%

Key operating expense highlights for the second quarter, compared to the same quarter of 2004, are as follows:

•	Production and customer support expenses increased due to new customer implementation and integration costs.
•	Commissions, royalties and licenses expenses increased due to new data license fees to support the CCC Valuescope® product.
•
Selling, general, and administrative expenses were favorable as a result of the organizational realignment that took place in mid-2004 as well as the absence of the 401(k) plan expense charge that occurred last year. Offsetting a portion of these favorable variances were non-cash stock compensation expense and certain one-time consulting expenses.

•	Product development and programming expenses decreased due to the favorable impact of the 2004 organization realignment and lower consulting expenses.

Guidance Update

The company issued the following guidance for the third quarter and full year 2005:

•
Diluted earnings per share for the third quarter is expected to be $0.34 to $0.35. For the full year, the company expects diluted earnings per share to be in the $1.32 to $1.35 range. The company is using a diluted share base of 17.5 million shares for both the third quarter and full year.

•	Revenue growth for the second half is expected to be approximately 5 percent, resulting in full year revenue growth of about 3 percent.

•
Operating income for the third quarter is expected to be in the $12 to $13 million range. Operating income for the full year is expected to be in the $47 to $49 million range. Both the third quarter and full year guidance includes the impact of the non-cash stock compensation expense.

The company will be hosting its second quarter earnings call to discuss results at 11:00 AM EDT. A live web cast will be made available at www.cccis.com.

About CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, and Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies and a range of industry participants. For more information about CCC Information Services, visit CCC’s Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company’s filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the prolonged sales and implementation cycle of some of the company’s new products, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company’s obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

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CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$50,741	$49,473	$100,462	$99,076
Expenses:
Production and customer support	8,655	7,807	16,989	16,156
Commissions, royalties and licenses	3,325	3,145	6,689	6,319
Selling, general and administrative	18,507	19,105	36,196	37,035
Depreciation and amortization	2,052	1,805	4,030	3,908
Product development and programming	6,936	8,089	14,132	16,126
Restructuring charges	—	886	—	886
Total operating expenses	39,475	40,837	78,036	80,430

Operating income	11,266	8,636	22,426	18,646

Interest expense	(2,802)	(126)	(5,594)	(272)
Other income, net	199	80	333	167
Equity in income of ChoiceParts investment	133	94	258	203
Income before income taxes	8,796	8,684	17,423	18,744

Income tax provision	(3,323)	(3,341)	(6,531)	(7,194)

Net income	$5,473	$5,343	$10,892	$11,550

Per Share Data:
Income per common share:
Basic	$0.34	$0.20	$0.67	$0.43
Diluted	$0.31	$0.19	$0.63	$0.41
Weighted average shares outstanding:
Basic	16,209	26,643	16,179	26,558
Diluted	17,452	27,824	17,404	27,875

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED INTERIM BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30,	December 31,
ASSETS	2005	2004
Cash and cash equivalents	$30,640	$19,958
Accounts receivable (net of allowances of $1,972 and $2,357 at June 30, 2005 and December 31, 2004, respectively)	13,973	12,721
Other current assets	8,346	7,790
Total current assets	52,959	40,469
Property and equipment (net of accumulated depreciation and amortization of $41,132 and $37,530 at June 30, 2005 and December 31, 2004, respectively)	11,134	12,151
Intangible assets (net of accumulated amortization of $1,997 and $1,569 at June 30, 2005 and December 31, 2004, respectively)	870	1,298
Goodwill	15,747	15,747
Deferred income taxes (net of valuation allowance of $11,599 at June 30, 2005 and December 31, 2004)	9,618	9,420
Investments	1,036	778
Other assets	4,989	3,770
Total assets	$96,353	$83,633

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$6,536	$7,728
Accrued expenses	18,009	19,468
Income taxes payable	—	97
Deferred revenues	7,807	6,886
Current portion of long-term debt	861	—
Total current liabilities	33,123	34,179
Long-term debt	168,752	169,613
Other liabilities	1,238	1,716
Total liabilities	203,203	205,508

Commitments and contingencies

Preferred stock ($1.00 par value, 100 shares authorized, issued and outstanding)	—	—
Common stock ($0.10 par value, 40,000,000 shares authorized, 16,568,826 and 16,144,124 shares outstanding at June 30, 2005 and December 31, 2004, respectively)	1,657	1,614
Additional paid-in capital	16,195	7,298
Deferred stock compensation	(5,862)	(292)
Other comprehensive income	835	72
Accumulated deficit	(67,423)	(78,315)
Treasury stock, at cost (4,460,501 common shares in treasury at June 30, 2005 and December 31, 2004)	(52,252)	(52,252)
Total stockholders' deficit	(106,850)	(121,875)
Total liabilities and stockholders' deficit	$96,353	$83,633

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Operating Activities:
Net income	$10,892	$11,550
Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring charges	—	886
Equity in income of ChoiceParts	(258)	(203)
Depreciation and amortization of property and equipment	3,602	3,481
Amortization of intangible assets	428	428
Deferred income tax provision	(198)	393
Restricted stock compensation, non-cash	1,422	23
Income tax benefit related to exercise of stock options	338	—
Other, net	31	65
Changes in:
Accounts receivable, net	(1,252)	(3,928)
Other current assets	(556)	(224)
Other assets	(456)	170
Accounts payable	(1,192)	885
Accrued expenses	(1,459)	(1,165)
Income taxes payable	(97)	(934)
Other current liabilities	—	91
Deferred revenues	921	(47)
Other liabilities	(478)	(1,035)
Net cash provided by operating activities	11,688	10,436
Investing Activities:
Capital expenditures	(2,587)	(3,089)
Proceeds from sale of short-term investments	—	7,004
Net cash provided by (used for) investing activities	(2,587)	3,915
Financing Activities:
Proceeds from exercise of stock options	1380	2,583
Proceeds from employee stock purchase plan	201	216
Principal repayments of capital lease obligations	—	(158)
Net cash provided by financing activities	1,581	2,641
Net increase in cash and cash equivalents	10,682	16,992
Cash and cash equivalents:
Beginning of period	19,958	20,755
End of period	$30,640	$37,747

Supplemental Disclosure:
Cash paid:
Interest	$5,329	$81
Taxes	6,527	6,213